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                                                                     Exhibit 5.2

            [LETTERHEAD OF Allen Matkins Leck Gamble & Mallory LLP]


September 10, 2001

Airgas, Inc.
259 North Radnor-Chester Road
Suite 100
Radnor, PA 19087-5283


     Re: Airgas, Inc. $225,000,000 Principal Amount of 9.125% Senior Subordinated Notes due 2011
          -----------------------------------------------------------

Ladies and Gentlemen:

     Solely for the purpose of rendering this opinion, we have acted as special California counsel to Airgas-West, Inc. and Rutland Tool & Supply Co., Inc., each a California corporation (the "California Guarantors") and each a subsidiary of Airgas, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and exchange (the "Exchange Offer") of up to $225,000,000 aggregate principal amount of the Company's outstanding 9.125% Senior Subordinated Notes due 2011 (the "Old Notes") for a like principal amount of the Company's 9.125% Senior Subordinated Notes due 2011 (the "New Notes") to be registered under the Securities Act of 1933 (the "Act"). The New Notes are to be issued pursuant to the indenture dated as of July 30, 2001 (the "Indenture"), among the Company, the Company's subsidiaries listed on Schedule I thereto (the "Guarantors") and The Bank of New York, as trustee (the "Trustee").

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture.

     For the purpose of rendering this opinion, we have made and relied, without independent inquiry, upon the following assumptions:

     (a) That the signatures on the Indenture and the Guarantee (as defined below) are genuine, the authenticity of all documents referenced in this opinion submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies.

     (b) That there are no documents or other information which has not been furnished to us which would materially alter, modify or amend the Indenture or the Guarantee, and no events have occurred since the adoption of resolutions by the California Guarantors with respect to the authorization, execution and delivery of the Indenture and the Guaranty as of July 30, 2001 which would rescind, invalidate or otherwise call into question said resolutions.
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                    Allen Matkins Leck Gamble & Mallory LLP
                    attorneys at law



Airgas, Inc.
September 10, 2001
Page 2



     Based upon the foregoing, we are of the opinion that:

     1. Each California Guarantor has duly authorized, executed and delivered the Indenture.

     2. Each California Guarantor has duly authorized the execution and delivery of the guarantee (the "Guarantee") to be endorsed on the New Notes.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement (the "Registration Statement") on Form S-4 under the Act relating to the Exchange Offer. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                              Very truly yours,


                              ALLEN MATKINS LECK GAMBLE & MALLORY LLP, a
                              Partnership including Professional Corporation

                              By:  David A. B. Burton, A Law Corporation,
                                   Partner

                                   By:   /s/ David Burton
                                        ------------------------------
                                          David Burton, President